File No. 70-9849

                United States Securities and Exchange Commission
                             Washington, D.C. 20549
                    ----------------------------------------
                                 Post-Effective
                               Amendment No. 1 to
                                    Form U-1
                             Application/Declaration
                                    Under the
                   Public Utility Holding Company Act of 1935
                    ----------------------------------------

   National Grid Group plc     New England Power Company
   (to be renamed National     Massachusetts Electric Company
      Grid Holdings One plc)   The Narragansett Electric Company
   New National Grid plc       Granite State Electric Company
   (to be renamed National     Nantucket Electric Company
      Grid Group plc)          New England Electric Transmission Corporation
   National Grid (US)          New England Hydro-Transmission Corporation
      Holdings Limited         New England Hydro-Transmission Electric Co. Inc.
   National Grid (US)          Vermont Yankee Nuclear Power Corporation
      Investments 4            Wayfinder Group, Inc.
   National Grid (US)          NEES Energy, Inc.
      Partner 1 Limited        EUA Energy Investments Corp.
   National Grid (US)          National Grid Transmission Services Corp.
      Partner 2 Limited        National Grid USA Service Company Inc.
   NGG Finance plc             Metrowest Realty LLC
   15 Marylebone Road          National Grid USA
   London NW15JD               National Grid Holdings Inc.
   United Kingdom              25 Research Drive
                               Westborough, MA 01582
   National Grid General
      Partnership              Niagara Mohawk Holdings, Inc.
   c/o RL&F Service Corp.      Niagara Mohawk Power Corporation
   One Rodney Square           Opinac North America, Inc.
   Wilmington,                 300 Erie Boulevard West
   New Castle County,          Syracuse, New York 13202
       DE 19801


                    (Names of companies filing this statement
                  and addresses of principal executive offices)
                    ----------------------------------------

                              New National Grid plc
                    (Name of top registered holding company)
                    ----------------------------------------

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  Kirk L. Ramsauer                       Gary J. Lavine
  Deputy General Counsel                 Senior Vice President and Chief Legal
  National Grid USA                      Officer
  25 Research Drive                      Niagara Mohawk Holdings, Inc.
  Westborough, Massachusetts 01582       300 Erie Boulevard West
  Telephone: (508) 389-2972              Syracuse, New York 13202
  Facsimile: (508) 389-3518              Telephone: (315) 428-6947
                                         Facsimile: (315) 428-5746

                   (Names and addresses of agents for service)

                 The Commission is also requested to send copies
             of any communication in connection with this matter to:

   Markian M. W. Melnyk                   Steven Agresta
   Thomas B. Reems                        Swidler Berlin Shereff Friedman, LLP
   LeBoeuf, Lamb, Greene & MacRae, L.L.P. 3000 K Street. N.W.
   1875 Connecticut Ave., N.W.            Washington, D.C. 20007
   Washington, D.C.  20009-5728           Telephone: (202) 424-7500
   Telephone: (202) 986-8000              Facsimile:  (202) 424-7643
   Facsimile: (202) 986-8102
                                          Janet Geldzahler
                                          Sullivan & Cromwell
                                          125 Broad Street
                                          New York, New York 10004-2498
                                          Telephone: (212) 558-4000
                                          Facsimile: (212) 558-3588 or (212)
                                          514-5706



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                                  Defined Terms

-------------------------------------- ---------------------------------------
Term                                   Definition
-------------------------------------- ---------------------------------------

National                               Grid New National Grid plc (to be
                                       renamed National Grid Group plc),
                                       the proposed successor to NGG
                                       according to the Restructuring.
-------------------------------------- ---------------------------------------

NGG National Grid Group plc., the current registered holding company parent of the system and, post-Restructuring, a subsidiary of National Grid and top-level FUCO holding company. Post-Restructuring NGG will be renamed National Grid Holdings One plc.
-------------------------------------- ---------------------------------------

NiMo                                   Niagara Mohawk Holdings, Inc.
-------------------------------------- ---------------------------------------

Niagara Mohawk                         Niagara Mohawk Power Corporation.
-------------------------------------- ---------------------------------------

Utility Subsidiaries                   All current National Grid
                                       USA public utility subsidiary companies
                                       and Niagara Mohawk.
-------------------------------------- ---------------------------------------

Nonutility Subsidiaries                All nonutility subsidiary companies
                                       set forth in Exhibit L-1 (including
                                       the nonutility subsidiaries of National
                                       Grid USA, NiMo and its
                                       nonutility subsidiaries, and
                                       CNP Limited and CNP Inc).  The term
                                       Nonutility Subsidiaries also includes
                                       other direct or indirect
                                       subsidiaries of National Grid USA
                                       that are formed or acquired in
                                       accordance with an order of the
                                       Commission or applicable exemption
                                       subsequent to the issuance of an order
                                       by the Commission in this file.

-------------------------------------- ---------------------------------------

Subsidiaries                           The Utility Subsidiaries and the
                                       Nonutility Subsidiaries, collectively.
-------------------------------------- ---------------------------------------

National Grid System                   National Grid and all its associate
                                       companies.
-------------------------------------- ---------------------------------------

National Grid USA Group                National Grid USA and its direct and
                                       indirect subsidiaries.
-------------------------------------- ---------------------------------------

Intermediate Companies                 All holding companies in the chain of
                                       ownership of National Grid USA
                                       that are direct or indirect subsidiaries
                                       of NGG (currently) or National
                                       Grid (post-Restructuring) including
                                       National Grid (US) Holdings Limited,
                                       National Grid (US) Investments 4,
                                       National Grid (US) Partner 1 Limited,
                                       National Grid (US) Partner 2 Limited,
                                       National Grid General Partnership,
                                       National Grid Holdings Inc. and any new
                                       companies in the chain of
                                       ownership as the structure may be
                                       revised from time to time.
-------------------------------------- ---------------------------------------

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     This Post-effective Amendment No. 1 revises the Form U-1
Application-Declaration in File No. 70-9849, subsequent to the issuance by the Commission of an order in this matter, National Grid Group plc, et al, Holding Co. Act Release No. 27490 (January 16, 2002). This amendment revises Item 1.E.3.(h) of the filing, relating to Applicant's proposed tax allocation agreement, by amending and restating such subsection as follows.

Item 1.  Description of the Proposed Transaction

                                    * * * * *

                          (h) Tax Allocation Agreement

     In the NEES Acquisition Order, the Commission authorized NGGP and the National Grid USA Group to enter into an agreement to allocate consolidated taxes. The agreement permitted NGGP to retain the value of the tax deduction associated with the debt incurred by NGG to finance the NEES and EUA acquisitions. Applicants propose to amend the National Grid USA Group tax allocation agreement to add NiMo and its subsidiaries as members. Consistent with the relief granted in the NEES Acquisition Order, Applicants request that the Commission authorize NGGP, its direct subsidiary, National Grid Holdings Inc. ("NG Holdings"), or its agent, a direct special purpose subsidiary, (collectively, "NGGP"), to retain: (a) the value of the tax deduction associated with the debt incurred by National Grid to finance the Merger and; (b) the value of deductions for merger and acquisition related expenses that are prohibited from being charged or allocated to National Grid USA's subsidiaries (collectively, the "Tax Benefits")./1/ Such merger and acquisition related expenses include various costs allocated to merger and acquisition projects that failed to result in a completed transaction. Applicants request that the Commission reserve jurisdiction over the retention of the value of the expenses described in (b) above, until the record is complete with respect to this matter.

----------
/1/ The NEES Acquisition Order provides that "charges associated with future mergers and acquisitions may be allocated to NEES [now, National Grid USA] and/or to other National Grid Group companies, but not to the NEES Subsidiaries." NEES Acquisition Order Appendix C at C-2. Because these charges are not borne by the subsidiaries they are in all relevant respects equivalent to the acquisition-related debt interest expense.

----------

     The Tax Allocation Agreement provides for the retention by NGGP of the Tax Benefits, rather than the allocation of such Tax Benefits to subsidiary companies without payment as would otherwise be required by Rule 45(c)(5). The form of proposed Tax Allocation Agreement is attached as Exhibit Q-1. If not reinvested in National Grid USA or another business, National Grid expects that funds retained by NGGP under the tax allocation agreement will flow up the chain of Intermediate Companies to National Grid through dividends, interest payments, share repurchases and the repayment of principal. On an annual basis, subsequent to the filing of the consolidated tax return and the remittance of payment from associate companies participating in the consolidated filing to NG Holdings for the value of the tax deduction associated with the debt incurred directly or indirectly by National Grid to finance the Merger, National Grid will use such amount for the sole purpose of paying debt service on the Merger debt and the reduction of the outstanding principal of such Merger debt.

     Provisions in a tax allocation agreement between a registered holding company and its subsidiaries must comply with Section 12 of the Act and Rule 45 thereunder. Rule 45(a) of the Act generally prohibits any registered holding company or subsidiary company from, directly or indirectly, lending or in any manner extending its credit to or indemnifying, or making any donation or capital contribution to, any company in the same holding company system, except pursuant to a Commission order. Rule 45(c) provides that no approval is required for a tax allocation agreement between eligible associate companies in a registered holding company system, that "provides for allocation among such associate companies of the liabilities and benefits arising from such consolidated tax return for each tax year in a manner not inconsistent with" the conditions of the rule. Of interest here, Rule 45(c)(5) provides that:

          The agreement may, instead of excluding members as provided in paragraph (c)(4), include all members of the group in the tax allocation, recognizing negative corporate taxable income or a negative corporate tax, according to the allocation method chosen. An agreement under this paragraph shall provide that those associate companies with a positive allocation will pay the amount allocated and those subsidiary companies with a negative allocation will receive current payment of their corporate tax credits. The agreement shall provide a method for apportioning such payments, and for carrying over uncompensated benefits, if the consolidated loss is too large to be used in full. Such method may assign priorities to specified kinds of benefits. (Emphasis added.)

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Under the rule, only "subsidiary companies," as opposed to "associate companies"
(which includes the holding company in a holding company system), are entitled to be paid for corporate tax credits. However, if a tax allocation agreement does not fully comply with the provisions of Rule 45(c), it may nonetheless be approved by the Commission under Section 12(b) and Rule 45(a).

     In connection with the 1981 amendments to Rule 45, the Commission explained that the distinction between associate companies, on the one hand, and subsidiary companies, on the other, represented a policy decision to preclude the holding company from sharing in consolidated return savings. The Commission noted that exploitation of utility companies by holding companies through the misallocation of consolidated tax return benefits was among the abuses examined in the investigations underlying the enactment of the 1935 Act. Holding Co. Act Release No. 21968 (March 25, 1981), citing Sen. Doc. 92, Part 72A, 70th Congress, 1st Sess. at 477-482. It must be noted, however, that the result in Rule 45(c)(5) is not dictated by the statute and, as the Commission has recognized, there is discretion on the part of the agency to approve tax allocation agreements that do not, by their terms, comply with Rule 45(c) -- so long as the policies and provisions of the Act are otherwise satisfied. In this matter, where the holding company (i.e., NGGP) is seeking only to receive payment for Tax Benefits that have been generated by it, in the limited and discrete circumstances where the benefits arose in connection with acquisition-related debt and merger and acquisition expenses, the proposed arrangement will not give rise to the types of problems (e.g., upstream loans) that the Act was intended to address. Compare Section 12(a) of the Act. It is also important to note that the tax allocation agreement provides that "under no circumstances shall the amount of tax allocated to a Member exceed its separate tax liability." Consequently, the National Grid USA group is effectively insulated from the financial abuses targeted by the Act. For these reasons, the Applicants request that the Commission approve the Tax Allocation Agreement. A memorandum included as Exhibit Q-2 to the Application provides further arguments in support of the proposed tax allocation relief.

                                    * * * * *
                                    SIGNATURE

     Pursuant to the requirements of the Public Utility Holding Company Act of 1935, Applicants have duly caused this Application-Declaration to be signed on their behalf by the undersigned thereunto duly authorized.

Date:  January 25, 2002   National Grid Group plc
                          New National Grid plc
                          National Grid (US) Holdings Limited
                          National Grid (US) Investments 4
                          National Grid (US) Partner 1 Limited
                          National Grid (US) Partner 2 Limited
                          NGG Finance plc
                          New England Power Company
                          Massachusetts Electric Company
                          The Narragansett Electric Company
                          Granite State Electric Company
                          Nantucket Electric Company
                          New England Electric Transmission Corporation
                          New England Hydro-Transmission Corporation
                          New England Hydro-Transmission Electric Co. Inc.
                          Vermont Yankee Nuclear Power Corporation
                          Wayfinder Group, Inc.
                          NEES Energy, Inc.
                          EUA Energy Investments Corp.
                          National Grid Transmission Services Corp.
                          National Grid USA Service Company Inc.
                          Metrowest Realty LLC
                          National Grid USA
                          National Grid General Partnership
                          National Grid Holdings Inc.


                          By: /s/ John G. Cochrane
                              --------------------
                          John G. Cochrane
                          Vice President
                          National Grid USA

Date:  January 25, 2002   Niagara Mohawk Holdings, Inc.
                          Niagara Mohawk Power Company

                          By: /s/ Gary J. Lavine
                              ------------------
                          Gary J. Lavine
                          Senior Vice President and Chief Legal Officer Niagara Mohawk Holdings, Inc.


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